Exhibit (ii)

CERTIFICATE OF SECRETARY

I, Maureen A. Gemma, Secretary of Asian Small Companies Portfolio; Boston Income Portfolio; CMBS Portfolio; Dividend Builder Portfolio; Emerging Markets Local Income Portfolio; Floating Rate Portfolio; Global Macro Portfolio; Global Macro Absolute Return Advantage Portfolio; Global Opportunities Portfolio; Government Obligations Portfolio; Greater India Portfolio; High Income Opportunities Portfolio; Inflation-Linked Securities Portfolio; International Income Portfolio; Investment Grade Income Portfolio; Large-Cap Core Research Portfolio; Large-Cap Growth Portfolio; Large-Cap Value Portfolio; MSAM Completion Portfolio; MSAR Completion Portfolio; Parametric Structured Absolute Return Portfolio; Senior Debt Portfolio; Short Duration High Income Portfolio; Short-Term U.S. Government Portfolio; SMID-Cap Portfolio; Tax-Managed Growth Portfolio; Tax-Managed International Equity Portfolio; Tax-Managed Multi-Cap Growth Portfolio; Tax-Managed Small-Cap Portfolio; Tax-Managed Small Cap Value Portfolio; Tax-Managed Value Portfolio; and Worldwide Health Sciences Portfolio (individually, the “Portfolio” and collectively, the “Portfolios”), do hereby certify that the following are a true and correct copy of the resolutions duly adopted by the Board of Trustees (the “Board”) of the Portfolios at a meeting of the Board held on August 6, 2012, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect:

RESOLVED:

That after due consideration of all relevant factors, including, but not limited to the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements made with the Fund’s custodian for the custody and safekeeping of such assets, and the nature of the securities held by the Fund, it is determined that the amount, type, form and coverage provided by the ICI Mutual Insurance Company Bond (the “Bond”) in an amount up to $80,000,000 is approved and deemed to be reasonable and adequate;

FURTHER

RESOLVED:

That after due consideration of all relevant factors, including, but not limited to, the number of the other parties named as insured under said Bond, the nature of the business activities of such other parties, the amount of said Bond, the amount of the premium for said Bond, the ratable allocation of the premiums among all parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium the Fund would have had to pay if it had provided and maintained a single insured bond, it is determined that the portion of the premium on said Bond to be paid by the Fund, is approved and deemed to be fair and reasonable;

FURTHER

RESOLVED:

That the Chief Compliance Officer, Treasurer and any Assistant Treasurer are designated as officers of the Fund to make any filings and give any notices required by such Fund by Rule 17g-1 under the Investment Company Act of 1940;

IN WITNESS WHEREOF, I have hereunto signed by name.

Dated:

October 22, 2012

/s/ Maureen A. Gemma

Maureen A. Gemma, Secretary